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                                  EXHIBIT 3

              IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS
                                 IPC LIMITED

        The following sets forth the name, position(s) at IPC Limited, principal occupation and citizenship of each executive officer and director of IPC Limited. The business address of Messrs. Lundin, McCue and Elliott is 6 rue de Rive, P.O. Box 3410, 1211 Geneve 3, Switzerland, and the business address of Messrs. White and Bubenzer is Cedar House, 41 Cedar Avenue, P.O. Box HM 1179, Hamilton HM EX, Bermuda. To the best knowledge of IPC Limited, except as otherwise set forth in Amendment No. 3, none of the directors or executive officers of IPC Limited owns any shares of the Issuer.

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
NAME                    POSITION(S)                             PRINCIPAL OCCUPATION                    CITIZENSHIP
----                    -----------                             --------------------                    -----------

Ian H. Lundin           President and Director of IPC Limited   Energy and mining executive                Sweden

Nigel R. McCue          Director                                Executive Vice President and            United Kingdom
                                                                Chief Financial Officer, IPC

Timothy M. Elliott      Director                                Vice President and Director, IPC           Canada

F. Chesley White        Director                                Attorney                                   Bermuda

Peter Bubenzer          Director                                Attorney                                   Bermuda

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